HealthEquity Announces Retirement of CEO Jon Kessler;
Scott Cutler Appointed Successor

Draper, Utah – (GLOBE NEWSWIRE) November 12, 2024 – HealthEquity, Inc. (NASDAQ: HQY) (“HealthEquity” or the “Company”), the nation’s largest health savings account (“HSA") custodian, today announced that after leading the company for more than 15 years, Jon Kessler, President and Chief Executive Officer, has decided to retire effective January 6, 2025. Mr. Kessler will remain a director and act a special advisor to the Company through April 30, 2025. To succeed Mr. Kessler, the Company announced the appointment of Scott Cutler, who will join HealthEquity as President and CEO and as a director effective January 6, 2025.
HealthEquity management will host a conference call for investors on Tuesday, November 12, 2024, at 4:30 p.m. Eastern Time during which management will discuss the transition and succession plan.
“HealthEquity’s strengths and the Board’s thorough planning enabled me to make this decision now,” said Kessler. “Team purple is the acknowledged HSA market leader with a deep bench of talent, full pipeline of innovation, and the financial resources to realize its vision of HSAs being as widespread as retirement accounts by 2030. I expect to marvel at the team’s future accomplishments just as I have over the last fifteen years, while investing more time in my family, including my new granddaughter.”
“I could not have asked for a better partner to lead our company,” said Steve Neeleman, Vice Chair and Founder of HealthEquity. “We wish Jon and his family health and happiness in their adventures together.”
Commenting on the succession, Robert Selander, Chairman of the board of directors said, “After an extensive and rigorous nationwide search process, we are thrilled to introduce Scott Cutler as our next CEO. Scott brings to HealthEquity a strong background in digitally driven growth and a long record of success leading high-performance teams. We believe he is exceptionally qualified to build on the Company’s established strategy and proven strengths.”
Scott Cutler, age 55, has served as Chief Executive Officer of StockX LLC since June 2019. Prior to that, Mr. Cutler was the Senior Vice President, Americas at eBay Inc. from August 2017 to March 2019, President of StubHub, Inc. from April 2015 to August 2017, and an Executive Vice President of NYSE Euronext, Inc. from April 2006 to March 2015. Prior to joining NYSE Euronext, Mr. Cutler was a technology investment banker and corporate securities lawyer. Mr. Cutler serves on the board of directors of Brookfield Renewable Partners L.P. (NYSE: BEP) and non-profit Vibrant Emotional Health, the force behind the 988 Suicide and Crisis Lifeline. Mr. Cutler holds a B.S. in economics from Brigham Young University, and a J.D. from the University of California, Hastings College of the Law.
HealthEquity CEO Retirement Succession Conference Call
Date:        November 12, 2024
Time:        4:30 p.m. Eastern Time / 2:30 p.m. Mountain Time
Dial-In:        1-844-481-2556 (US and Canada) 1-412-317-0560 (International)
Conference ID:    HealthEquity
Webcast:    ir.healthequity.com

A replay of the conference call will be made available on the Company’s website at ir.healthequity.com.

About HealthEquity
HealthEquity and its subsidiaries administer HSAs and various other consumer-directed benefits for over 16 million accounts, working in close partnership with employers, benefits advisors, and health and retirement plan providers who share our unwavering commitment to our mission of saving and improving lives by empowering healthcare consumers. Through cutting-edge solutions, innovation, and a relentless focus on improving health outcomes, we empower individuals to take control of their healthcare journey while ultimately enhancing their overall well-being. Learn more about our “Purple” service and approach at www.healthequity.com.
Forward-looking statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our industry, business strategy, plans, goals and expectations concerning our markets and market position, product expansion, future operations, expenses and other results of operations, revenue, margins, profitability, acquisition synergies, future efficiencies, tax rates, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “aims,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to be correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, risks related to the following:
•our ability to adequately place and safeguard our custodial assets, or the failure of any of our depository or insurance company partners;
•our ability to compete effectively in a rapidly evolving healthcare and benefits administration industry;
•our dependence on the continued availability and benefits of tax-advantaged HSAs and other CDBs;
•risks relating to our upcoming CEO transition;
•our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets;
•the significant competition we face and may face in the future, including from those with greater resources than us;
•our reliance on the availability and performance of our technology and communications systems;
•potential future cybersecurity breaches of our technology and communications systems and other data interruptions, including resulting costs and liabilities, reputational damage and loss of business;
•the current uncertain healthcare environment, including changes in healthcare programs and expenditures and related regulations;
•our ability to comply with current and future privacy, healthcare, tax, ERISA, investment adviser and other laws applicable to our business;
•our reliance on partners and third-party vendors for distribution and important services;
•our ability to develop and implement updated features for our technology platforms and communications systems; and
•our reliance on our management team and key team members.

For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact:
Richard Putnam
801-727-1000
rputnam@healthequity.com